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                                                                   Exhibit 15

                             STOKES & COMPANY, P.C.
                               1275 K STREET, N.W.
                                   SUITE 1201
                             WASHINGTON, D.C. 20005
                                 (202) 289-4700


INDEPENDENT ACCOUNTANT'S REPORT

Board of Directors and Shareholders
Solomon Alliance Group, Inc. and Subsidiaries

We have reviewed the accompanying consolidated balance sheet as of June 30, 2001, and the related consolidated statements of operations and cash flows of Solomon Alliance Group, Inc. and Subsidiaries (A Development State Enterprise) for the six-month period ended June 30, 2001 and 2000, and from its inception, October 25, 1996 through June 30, 2001. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be make to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.



/s/ Stokes & Company, P.C.
    ----------------------

STOKES & COMPANY, P.C.
Washington, D.C.

August 10, 2001